Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of May 7, 2018 and is made by and between 1ST CONSTITUTION BANCORP, a New Jersey corporation having its principal place of business at 2650 Route 130 North, Cranbury, New Jersey 08512 (the “Company”) and 1ST CONSTITUTION BANK, a New Jersey commercial bank having its principal place of business at 2650 Route 130 North, Cranbury, New Jersey 08512 (the “Bank”), on one hand and NAQI A. NAQVI, 14 Kipling Way, Manalapan, New Jersey 07726 (the “Employee”), on the other hand.

WHEREAS, the Bank is a wholly-owned subsidiary of the Company;

WHEREAS, the merger of New Jersey Community Bank, a New Jersey commercial bank (“NJCB”), with and into the Bank, with the Bank as the surviving entity, was consummated as of April 11, 2018;

WHEREAS, the Employee and NJCB are parties to a certain Change in Control Agreement dated and entered into effective as of the 16th day of November, 2011 (the “NJCB Change in Control Agreement”); and

WHEREAS, the parties desire by this writing to set forth their intentions with respect to the employment relationship between the Employee, on the one hand, and the Company and the Bank, on the other hand, and to terminate the NJCB Change in Control Agreement as set forth in Section 22 hereof.

NOW, THEREFORE, it is AGREED as follows:

1.	Employment; Duties.

a.          Employment.  The Company and the Bank (collectively, the “Employer”) hereby employ the Employee, and the Employee hereby accepts continued employment by the Employer, as the Senior Vice President and Chief Accounting Officer of the Company and the Bank.

b.          Duties.  Subject to the direction of the Chief Executive Officer or Chief Financial Officer of the Company and the Bank, the Employee shall have responsibility for the management and control of the accounting function of the Employer and shall perform all duties and shall have all powers which are commonly incident to that office or which are consistent therewith and such other duties consistent with the Employee’s title of Senior Vice President that are delegated to him by the Chief Executive Officer of the Company and the Bank.  Such duties include, but are not limited to, (1) managing the day-to-day accounting operations of the Employer, (2) managing the efforts of the Employer to comply with applicable laws and regulations related to the accounting function, (3) supervising employees of the Employer over which the Chief Executive Officer of the Company and the Bank has granted him supervision, (4) providing prompt and accurate reports to the Chief Executive Officer and Chief Financial Officer of the Company and the Bank regarding the affairs and condition of the Employer as shall be requested by the Chief Executive Officer or Chief Financial Officer of the Company and the Bank, and (5) making recommendations to the Chief Executive Officer and Chief Financial Officer of the Company and the Bank concerning the strategies and general operations of accounting function of the Employer.

2.             Base Compensation.  The Employer agrees to pay the Employee so long as he is employed pursuant to this Agreement a base salary at the total rate of One Hundred Ninety Thousand Dollars ($190,000) per annum commencing with the Commencement Date (as defined below) pro rata for the year ending December 31, 2018 or at such higher rate as the Board of Directors of the Company and the Bank may thereafter establish (the “Base Salary”).  The Base Salary shall be payable on the same schedule as salaries of other executive officers of the Employer are paid.  Once increased, the Employee’s Base Salary may not thereafter be decreased.  The Employer will pay the Employee the Base Salary for so long as the Employer is an employer of the Employee hereunder.  The Commencement Date shall be May 7, 2018.

3.             Term.  The Employee’s employment by the Employer pursuant to this Agreement is for the period commencing on the Commencement Date and ending twenty-four (24) months thereafter or on such earlier date as is determined in accordance with Sections 10 and 12 of this Agreement or such later date as provided herein.

4.             Equity Participation.

The Employee will participate in the Company’s stock equity plans on at least an annual basis at levels appropriate for the Senior Vice President and Chief Accounting Officer of the Company and the Bank, as determined in the sole discretion of the compensation committee of the Board of Directors of the Company (the “Board”).

5.             Cash Bonuses.

The amount of any cash bonus will be determined by the compensation committee of the Board based upon the profit plan of the Employer approved by the Board for such calendar year and the performance criteria established for the Employee.

6.             Other Benefits.

a.          Participation in 401(k) Plans, Medical Plans, Insurance Plans and Other Benefits.  The Employee shall be entitled to participate in the employee benefit plans that the Bank maintains from time to time for the benefit of its employees generally and which include its executive employees relating to (i) 401(k) benefits, (ii) medical insurance and/or the reimbursement of uninsured medical expenses, (iii) group term life insurance benefits (for which the current death benefit applicable to the Employee will be Fifty Thousand ($50,000), and (iv) group disability benefits.  This provision shall not preclude the Company or the Bank from making any amendment to, or termination of, any such plan so long as the total scope and value of the benefits is not materially reduced after the date of this Agreement.

b.          Expenses.  The Employee shall be entitled to be reimbursed by the Employer for all reasonable out-of-pocket business expenses which he shall incur in connection with his rendition of services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Employer.  Such reimbursements shall be made no later than the end of the calendar year following the year in which the expenses are incurred.

7.             Loyalty.

a.          Devotion to Performance.  During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder.  The phrase “full business time” as used herein means that the Employee cannot be gainfully employed (whether as an employee, agent, contractor or owner) in any other position or job, and that the time devoted to the Employer by the Employee shall be at least that amount of time usually devoted to like companies by similarly situated executive officers.  During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Company or its subsidiaries.

b.          Investments.  Nothing contained in this Section 7 shall be deemed to prevent or limit the Employee’s right to invest in the capital stock or other securities of any business dissimilar from that of the Company or the Bank or, solely as a passive or minority investor, in any business.

8.             Standards.

a.          General.  The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time.  The Employer will provide the Employee with working facilities and staff customary for similarly situated executive officers and necessary for him to perform his duties.

b.          Written Budget.  During the term of this Agreement, the Employee will assist the Chief Executive Officer and the Chief Financial Officer of the Company and the Bank in the preparation of a budget for the Employer for each fiscal year during the term of this Agreement.

9.             Vacation.  At such reasonable times as the Employee’s work load and the Employer’s business and staffing needs shall permit, consistent with the Bank’s safe and sound operations, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment with respect to the Employer under this Agreement, all such voluntary absences to count as vacation time, provided that:

a.          Annual Vacation.  The Employee shall be entitled to an annual vacation of twenty (20) business days (Monday through Friday on days upon which the Bank is open for business) to be taken in accordance with such policies as the Board may periodically establish for senior management employees of the Employer.

b.          No Additional Compensation.  The Employee shall not receive any additional compensation from the Bank or the Company on account of his failure to take a vacation, and the Employee shall not accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Board.

10.           Termination and Termination Pay.  The Employer may terminate the Employee’s employment hereunder at any time and for any reason and nothing herein shall be interpreted to circumscribe that right; however, the parties agree that differing financial obligations and entitlements shall pertain to various types of termination as described in this Agreement.

a.          Death.  Employment under this Agreement shall terminate upon the Employee’s death during the term of this Agreement, in which event the Employee’s estate shall be entitled to receive the Base Salary due the Employee through the last day of the calendar month in which his death occurred plus any appropriate cash bonus (as described above) prorated to the date of termination (payable at such times as bonuses are otherwise paid to other executives of the Employer).

b.          Disability.  Employment may be terminated hereunder upon the Board’s determination that the Employee is suffering a Disability.  For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) days during a three hundred sixty-five (365) consecutive day period and which results in the Employee’s becoming eligible for long-term disability benefits under the Bank’s long-term disability plan (or, if the Bank does not have such a plan in effect, which impairs the Employee’s ability to substantially perform his duties under this Agreement for any period of one hundred eighty (180) days, whether consecutive or not, within any three hundred sixty five (365) consecutive day period of his employment hereunder).  In the event of such termination, the Employee shall be entitled to the Base Salary through his date of termination plus any appropriate cash bonus (to be paid, if at all, at the time that the bonus would otherwise be paid to him, but for the termination as a result of Disability), prorated to the date of termination, and non-monetary employee benefits provided for under this Agreement, subject to payment of the employee contribution requirements, if any (to the extent that such benefits can be provided by the terms of the applicable plans), all less any amounts which the Employee receives from any short or long term disability programs.

c.          Just Cause.  In the event that employment hereunder is terminated by the Employer for Just Cause, the Employee shall not be entitled to receive compensation or other benefits for any period after such termination, except as provided by law or as provided under subparagraph (f) of this Section 10.  The phrase “Just Cause” as used herein shall exist when there has been a good faith determination by the Board that there shall have occurred one or more of the following events with respect to the Employee: (i) the conviction of the Employee of a felony, or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the Employee of a criminal or other act that, in the judgment of the Board, causes or will likely cause substantial economic damage to the Company or the Bank or substantial injury to the business reputation of the Company or the Bank; (iii) the commission by the Employee of an act of fraud in the performance of his duties on behalf of the Company or the Bank; (iv) the continuing willful failure of the Employee to perform his duties to the Employer (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Employee by the Board; or (v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Employee’s employment by the Company or the Bank or his association with the Company or the Bank.  Notwithstanding the foregoing, Just Cause shall not be deemed to exist unless there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Employee and an opportunity for the Employee to be heard before the Board), finding that in the good faith opinion of the Board, the Employee was guilty of conduct described above and specifying the particulars thereof.  Prior to holding a meeting at which the Board is to make a final determination whether Just Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that the Employee was guilty of conduct constituting Just Cause as described above, the Board may suspend the Employee from his duties hereunder for a reasonable time not to exceed fourteen (14) days pending a further meeting at which the Employee shall be given the opportunity to be heard before the Board.  For purposes of this subparagraph, no act, or failure to act, on the Employee’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Bank and the Company.

d.          Termination by the Employer Without Just Cause or by the Employee for Good Reason.  The Board may, during the term of this Agreement, by written notice to the Employee, immediately terminate his employment at any time for a reason other than Just Cause, or the Employee may terminate this Agreement for Good Reason by written notice to the Employer and the Board delineating in detail such Good Reason and by providing a thirty day period for the Employer to cure or correct any such Good Reason.  The Employee must provide notice to the Employer and the Board of the condition giving rise to his Good Reason determination within ninety days following the initial existence of such condition.  In the event of such a termination, the Employee shall not be entitled to receive compensation or other benefits for any period after such termination, except as provided by law or as provided under subparagraph (f) of this Section 10; provided, however, that if termination is made in connection with or during the twelve month period following a Change in Control of the Company or the Bank, then the provisions of Section 12 shall apply.  For purposes of this subparagraph (d), “Good Reason” shall mean (A) a material change in the location at which the Employee must perform his services to the Employer; (B) the assignment to the Employee of duties and responsibilities that constitute a material diminution as compared to those previously assigned; (C) a material reduction in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Employer; (D) a material reduction of the Employee’s base compensation or a material reduction of his benefits provided hereunder taken as a whole; or (E) a material breach of this Agreement by the Bank or the Company.  It is the parties’ intent that Good Reason be interpreted and applied in conformity with the “good reason” rules in effect under Section 409A of the Internal Revenue Code of 1986, as amended (and all guidance thereunder) (the “Code”).

e.          Voluntary Termination by the Employee.  The Employee may voluntarily terminate employment with the Employer during the term of this Agreement without Good Reason upon at least ninety (90) days’ prior written notice to the Board.  In the event of such voluntary termination hereunder, the Employee shall receive only his compensation, vested rights and employee benefits up to the date of his termination, except as otherwise required by law or as provided under subparagraph (f) of this Section 10.

f.          Payments under NJCB Change in Control Agreement.  In addition to any other compensation or other benefits that the Employee would be entitled to receive under subparagraphs (a) through (e) of this Section 10, in the event of (i) the death or Disability of the Employee or (ii) the termination of employment of the Employee by the Employer with or without Just Cause or (iii) the termination of employment with the Employer by the Employee for any reason whatsoever or for no reason (collectively, the “Employee’s Termination”), the Employee will be entitled to receive the following amounts to be paid by the Company or the Bank:

(A)          if the Employee’s Termination occurs on or prior to April 11, 2019, an amount equal to Three Hundred Twenty Nine Thousand Four Hundred Thirteen Dollars and 30/100 ($329,413.30); or

(B)          if the Employee’s Termination occurs between April 12, 2019 and April 11, 2020, an amount equal to One Hundred Sixty Four Thousand Seven Hundred Six Dollars and 65/100 ($164,706.65).

Any payment by the Company or the Bank to the Employee under this subparagraph (f) shall be made by the Company or the Bank to the Employee in one (1) lump sum payment not later than ten (10) calendar days following the date of the Employee’s termination of service.  In addition, if the Employee receives any payment from the Company or the Bank under this subparagraph (f) for reasons other than the death or Disability of the Employee, then the Employee and his dependents shall be eligible to continue coverage under the Bank’s medical and dental insurance reimbursement plans similar to that in effect on the date of termination of employment, at the Employee’s election and contribution requirements, for a period of twelve (12) months following the date of termination of employment.  Notwithstanding the foregoing, any payment made to the Employee pursuant to this subparagraph (f) shall be subject to the restrictions and limitations set forth in Sections 19 and 20 hereof.

11.          Intentionally Omitted.

12.          Change in Control.

a.          Termination After Change in Control.  Notwithstanding any provision herein to the contrary, if, in connection with, or within twelve (12) months after, any Change in Control of the Company, the employment of the Employee under this Agreement is terminated by the Company or the Bank without the Employee’s prior written consent and for a reason other than Just Cause, or Disability or death of the Employee or the Employee terminates his employment for any reason, the Employee shall be paid (i) an amount equal to two times the aggregate of the Base Salary plus an amount equal to the cash bonus paid or payable to him with respect to the immediately prior calendar year, less (ii) any amounts payable to the Employee pursuant to subparagraph (f) of Section 10 hereof, provided, however, that if the Bank was placed in conservatorship or receivership in connection with a Change in Control and the Board determines in good faith that the Change in Control was directed by or otherwise required by the Federal Deposit Insurance Corporation, no payment shall be made by the Employer pursuant to this subparagraph (a).  Subject to the terms of this Agreement, said sum shall be paid in one lump sum within ten (10) calendar days of such termination.  The term “Change in Control” shall mean if any of the following events shall occur after the effective date of this Agreement:

i.           the acquisition by any person, directly or indirectly, of beneficial ownership or power to vote more than thirty-five percent (35%) of the Company’s voting stock;

ii.          the first purchase of the Company’s voting stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by an affiliate of the Company);

iii.         the acquisition by any person, directly or indirectly, of the control of the election of a majority of the Company’s directors;

iv.         the exercise of a controlling influence over the management or policies of the Company by any person or by persons acting as a group within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

v.          during any period of two consecutive years, individuals who at the beginning of such two-year period constitute the Board (the “Continuing Directors”) cease for any reason to constitute at least two-thirds (2/3) thereof; provided that, any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office shall be considered a Continuing Director; or

vi.          the approval by the Company’s shareholders of (A) a merger or consolidation of the Company with or into another company (other than a merger or consolidation in which the Company is the surviving company and which does not result in any reclassification or reorganization of the Company’s then outstanding shares of common stock of the Company or a change in the Company’s directors, other than the addition of not more than three directors), (B) a sale or disposition of all or substantially all of the Company’s assets, or (C) a plan of liquidation or dissolution of the Company.

The term “person” as used above means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein, or a person or persons acting as a group within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act.  Any other provision hereof to the contrary notwithstanding, no Change in Control shall be deemed to have occurred for purposes of this Agreement as a result of any offering registered with the Securities and Exchange Commission of stock of the Company to the Company’s shareholders and/or other investors or other offering conducted by the Company to meet regulatory capital requirements at the demand of a bank regulatory authority.  Notwithstanding anything to the contrary above, if the Change in Control would otherwise change the time or form of a payment of nonqualified deferred compensation that is subject to Section 409A of the Code otherwise payable hereunder, such time or form will not be changed unless the Change in Control also satisfies the definition of change in control in effect under Section 409A of the Code.

b.          Dispute Resolution.  In the event that any dispute arises between the Employee, on the one hand, and the Company or the Bank, on the other hand, as to the terms or interpretation of this Agreement, each party hereto agrees that such dispute shall, at the request of any party hereto, be submitted initially to non-binding mediation before the American Arbitration Association in Northern New Jersey or any other professionally recognized alternate dispute resolution company or forum to which the parties can agree.  If there is no resolution of the dispute within ninety (90) days of notice from one party to the other of such dispute, either party may seek any legal remedies available to it in any forum.

c.          Limitation of Payments.  In the event that any payment or benefit received or to be received by the Employee in connection with a Change in Control or the termination of the Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or the Bank, any person whose actions result in a Change in Control or any person affiliated with the Company or the Bank or such person) (collectively with the payments and benefits hereunder, “Total Payments”) would not be deductible (in whole or part) as a result of section 280G of the Code by the Company, the Bank, an affiliate or other person making such payment or providing such benefit, the payments and benefits hereunder shall be reduced until no portion of the Total Payments is not deductible, or the payments and benefits hereunder are reduced to zero.  For purposes of this limitation (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have effectively waived in writing prior to the date of payment under subsection (a) shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel selected by the Employee and acceptable to the Company’s independent auditors, is not likely to constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, (iii) the payments and benefits hereunder shall be reduced only to the extent necessary so that, in the opinion of the tax counsel referred to in clause (ii), the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety are likely to constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code or are otherwise not likely to be subject to disallowance as deductions; and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

d.          Other Limitations on Payments.  In the event that any payment or benefit received or to be received by the Employee in connection with a Change in Control or the termination of the Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, the Bank, any person whose actions result in a Change in Control or any person affiliated with the Company, the Bank, or such person) (collectively with the payments and benefits hereunder, “Total Payments”) would not be deductible (in whole or part) as a result of Section 162(m) of the Code, or any combination of Section 162(m) and Section 280G of the Code, by the Company, the Bank, an affiliate or other person making such payment or providing such benefit, the payments and benefits hereunder shall be reduced until no portion of the Total Payments is not deductible, or the payments and benefits hereunder are reduced to zero.  For purposes of this limitation, (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have effectively waived in writing prior to the date of payment under subsection (a) shall be taken into account, and (ii) the payments and benefits hereunder shall be reduced only to the extent necessary so that, in the opinion of tax counsel selected by the Employee and acceptable to the Company’s independent auditors, the Total Payments (other than those referred to in clause (i)) in their entirety are likely to constitute performance-based compensation or remuneration payable on a commission basis within the meaning of Section 162(m)(4) of the Code, do not exceed the $1,000,000 limitation of Section 162(m)(1) of the Code, or are otherwise not likely to be subject to disallowance as deductions.

13.          Confidentiality of Information.  The Employee agrees to maintain the confidentiality of any nonpublic information concerning the operation or financial status of the Company and the Bank, the names or addresses of any of the Bank’s customers, borrowers and depositors, any information concerning or obtained from such customers, borrowers and depositors and any other nonpublic information, knowledge or data of or concerning the Bank or the Company to which the Employee may be exposed during the course of his employment.  The Employee further agrees that, unless required by law or specifically permitted by the Company in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned nonpublic information which is not generally known to the public nor shall he employ such information in any way other than for the benefit of the Company and the Bank.  The forgoing restrictions shall not apply to any information which is already in the public domain through any source other than the Employee in violation of this provision.

14.          Injunctive Relief.  If there is a breach or threatened breach of the provisions of Section 13 of this Agreement, the Employee acknowledges and agrees that there is no adequate remedy at law for such breach and that the Company and the Bank shall be entitled to injunctive relief restraining the Employee from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach.

15.          Representation of the Employee.  The Employee hereby represents and warrants to the Company and the Bank that he has full power and authority to enter into this Agreement and to perform his duties and obligations hereunder, and that the execution and performance hereof is not and will not in any manner conflict with or result in a violation of any other contract, agreement, covenant.

16.          Reimbursement of Legal Fees; Interest on Amounts Due.  In the event of a good faith dispute by the Employee, on the one hand, and the Bank or the Company, on the other hand, or by the Company or the Bank whether or not in good faith with the Employee under this Agreement, the Bank shall pay all the reasonably incurred fees and expenses of legal counsel for the Employee in connection with such dispute provided that the Employee provides the Bank with reasonable documentation of such expenses.  Disputes by the Employee hereunder shall be deemed in good faith unless a court of competent jurisdiction determines in a final non-appealable ruling that the Employee acted not in good faith.  In addition, the Bank shall pay interest at the rate of two percent (2%) over the prime rate of the Bank on any amounts due the Employee hereunder which were not paid as provided in this Agreement due to a dispute hereunder if it is determined that such amounts were due the Employee for the period of time from the date of the amount should have been paid to the date such amount was actually paid by the Bank or other third party.  Any such reimbursements shall be made within thirty days of presentment, but in no later than the end of the year following the year in which the services giving rise thereto were rendered.

17.          Section 409A of the Code.  It is the intent of the Employee, the Company and the Bank that this Agreement be drafted, interpreted and administered in accordance with Section 409A of the Code.  Specifically, but without limitation, whether a termination of employment has occurred shall be determined in accordance with Section 409A, and the Bank and the Company are authorized to delay any payments due hereunder as a result of termination of employment until the first day of the seventh month following such termination of employment, if such delay is determined to be necessary in order to avoid violating the Section 409A requirements with respect to specified employees.

18.          Waiver of Jury Trial.  The Employee hereby irrevocably and unconditionally waives any right he may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement.

19.          Federal Deposit Insurance Act Et Al.  Neither the Company nor the Bank shall not be required to make any payment under this Agreement (i) if the Company or the Bank has been advised by a bank regulatory authority that doing so may result in the imposition of fines or other penalties on the Company or the Bank or their respective directors or officers or a finding that the Company or the Bank is engaging in an unsafe or unsound banking practice, (ii) if such payment would violate the terms of any agreement, memorandum of understanding or similar arrangement between the Company or the Bank and a bank regulatory authority or resolutions of the directors of the Company or the Bank adopted at the direction of a bank regulatory authority,  (iii) result in the Company or the Bank failing to meet, or while it does not meet, minimum capital requirements under applicable law, or (iv) if it should violate any federal or state laws or regulations applicable to the Company or the Bank or any entity which controls the Company, including, but not limited to, Section 18(k) of the Federal Deposit Insurance Act or any regulation of the Federal Deposit Insurance Corporation adopted thereunder.

20.          Compensation Recovery.  Notwithstanding anything in this Agreement to the contrary, in the event that the Company is required to materially restate its financial results due to the Company’s material noncompliance with any financial reporting requirement under Federal securities laws, excluding a restatement of such financial results due solely a change in generally accepted accounting principles in the United States or such other accounting principles that may be adopted by the Securities and Exchange Commission and are or become applicable to the Company, the Company may, in its discretion or as necessary to comply with applicable law, require the Employee to repay the Company or the Bank an amount by offset to any payment made pursuant to this Agreement which is equal to all or any portion of any incentive compensation (including stock and stock-based awards) that has been paid, issued or granted to the Employee pursuant to any incentive compensation program with the two years preceding the date on which the Company is required to prepare an accounting restatement, to the extent that such amount was based on the erroneous data and exceeded the amount that would have been paid, issued or granted to the Employee under the accounting restatement.  Such repayment obligation shall be effective as of the date specified by the Company; provided, however, that if any such offset is prohibited under applicable law, the Company shall not permit such  offset and may require immediate repayment by the Employee.  Notwithstanding the foregoing, to the extent required to comply with applicable law, any applicable stock exchange listing requirements, and/or any compensation recovery or clawback policy adopted by the Company, the Company may unilaterally amend this Section and such amendment shall be binding on the Employee; provided, however, that regardless of whether the Company makes such a unilateral amendment, the Employee shall be bound by any compensation recovery or clawback policy adopted by the Company whether adopted before or after the date of this Agreement.

21.          Obligations of the Bank and the Company.  The Employee acknowledges that he is an employee of the Bank and the Company.  The Bank and the Company shall be solely responsible for payments of any cash compensation under this Agreement.  The Company shall be responsible with respect to issuance of its securities pursuant to its compensation plans providing for the issuance of its securities.  The Company shall be responsible for cash payments under this Agreement in the event there is a final non-appealable determination by a court having jurisdiction over the Company and the Bank that the Bank did not have the legal authority to enter into this Agreement under the laws of the State of New Jersey.

22.          Termination of NJCB Change in Control Agreement.  Effective on the date hereof, the NJCB Change in Control Agreement is terminated without any further liability of NJCB, the Company or the Bank.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WITNESS:	1ST CONSTITUTION BANCORP/1ST CONSTITUTION BANK

/s/ Francis G. Tanczos	By:	/s/ Charles S. Crow, III
Name:		CHARLES S. CROW, III, CHAIRMAN OF THE BOARD

WITNESS:	EMPLOYEE

/s/ Robert F. Mangano	By:	/s/ Naqi A. Naqvi
Name:		NAQI A. NAQVI, INDIVIDUALLY